EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated as of May 21st, 2007, is made, with effective date as May 1, 2007 and entered into between MotorSports Emporium, Inc., a Nevada corporation and its subsidiaries (the "COMPANY"), and Kenneth Yeung, a resident of Los Angeles, California USA (the "EXECUTIVE"). The Company and the Executive agree as follows:

                                    ARTICLE 1
                        EMPLOYMENT, DUTIES AND ACCEPTANCE

     1.1 Employment by the Company. The Company agrees to employ the Executive as the Chief Executive officer of Motorsports Emporium Inc. for the duration of the Employment Term (as defined in SECTION 2 below), to render such services and to perform such duties as are normally associated with and inherent in the executive capacity in which the Executive will be serving, as well as such other duties, which are not inconsistent with the Executive's position as an executive of the Company.

     1.2 Acceptance of Employment by the Executive. The Executive accepts such employment for the Employment Term and agrees to render the services required of him under SECTION 1.1. During the Employment Term, the Executive shall devote his full business time, attention and energy to the business of the Company and the performance of his duties under this Agreement. The foregoing shall not, however, prohibit the Executive from making and managing personal investments, or from engaging in civic or charitable activities that do not materially impair the performance of his duties under this Agreement. If appointed or elected, as applicable, the Executive also shall serve during all or any part of the Employment Term as any other officer and/or as a director of the Company or any of its subsidiaries or affiliates, without any additional compensation other than that specified in this Agreement.

     1.3 Place of Performance. The Executive shall be based in the State of CA and nothing in this Agreement shall require the Executive to relocate his base of employment or principal place of residence from the State of CA

     1.4 Termination of Existing Contracts. The Executive agrees that all other agreements and contracts, whether written or oral, relating to the employment of the Executive by the Company shall be terminated effective as of the commencement of the Employment Term.

                                    ARTICLE 2
                                 EMPLOYMENT TERM

     2.1 Initial Term. The term of the Executive's employment under this Agreement (the "EMPLOYMENT Term") shall commence on the date hereof by, and shall continue through and expire on April 30th, 2010 (the "EXPIRATION DATE"), unless earlier terminated as provided in this Agreement.

                                    ARTICLE 3
                         COMPENSATION AND OTHER BENEFITS

     3.1 Annual Salary. As compensation for services to be rendered under this Agreement, the Company shall pay the Executive a starting salary (the "ANNUAL SALARY" payable on monthly basis, on or before the third day of each calendar month) at a rate of $150,000 per annum for the remaining portion for the year of 2007; $180,000 per annum for the year 2008; and $210,000 per annum for the year of 2009 and $240,000 per annum for the remaining term of this agreement. The Executive shall also be entitled to receive an annual incentive bonus (a) in the amount of not less than 1.8% of the total collected sales amount made from the operation of the Company during this agreement (payable within thirty (30) days after the end of each fiscal year) and will receive the same percentage of

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amount for two years continuously  after termination of this Agreement,  and (b)
other incentive bonus in an amount as deemed appropriate by the Compensation Committee of the Company, subject to review every 6 months.

     Other Compensations are offered to the Executive upon signing of this Agreement, including:

     (A) Preferred Stock: Two Hundred Thousand (200,000.) shares of the company's Preferred C Stock, which is currently issued and outstanding to the Executive, and is convertible to the Company's Common Stock according to the following terms:

          1. Eligible for conversion to Company Common Stock on April 30, 2009, unless Mandatory Conversion is required for any reason as set forth herein below.
          2. Each share of Preferred C Stock will convert to $5.00 worth of the Company common stock, which will be determined by taking the average closing bid price (ACBP) for the common stock for the 20 days prior to conversion. For example, if the ACBP is $0.10, Executive will receive 50 shares of common stock for each share of Preferred C Stock. If the ACBP is $1.00, Executive will receive five share of common stock for each share of Preferred C Stock.
          3. Mandatory Conversion. The Preferred C stock will convert to Common stock any time sooner than April 30, 2009 upon a Funding Event. The Funding Event shall be defined as any financing for the Company of $1.5 million or more that requires the Company's Preferred Shares to be converted to common.

     (B) Stock Option Participation. The Executive shall receive stock options to acquire company stock according to the terms of the Company's Option Plan.

     3.2 Automobile Allowance. The Executive will also be provided with a monthly car allowance.

     3.3 Participation in Employee Benefit Plans. The Executive shall be permitted, during the Employment Term, if and to the extent he meets and continues to meet all applicable eligibility requirements, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other "fringe benefits" of the Company.

     3.4 Executive Support. The Company shall provide to the Executive office facilities, furniture and equipment, secretarial and support personnel and other management level support services as the Executive shall reasonably require in connection with the performance of his duties under this Agreement.

     3.5 Reimbursement of Business Expenses. The Executive may incur reasonable, ordinary and necessary business expenses in the course of the performance of his duties under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse the Executive for all such business expenses if (a) the expenses are incurred by the Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) the Executive provides to the Company a record of and appropriate receipts for (i) the amount of the expense, (ii) the date, place and nature of the expense, (iii) the business reason for the expense and (iv) the names, occupations and other data concerning individuals entertained sufficient to establish their business relationship to the Company.

                                    ARTILE 4
                                   TERMINATION

     4.1 Termination upon Death. If the Executive dies during the Employment Term, this Agreement shall terminate, except that the Executive's legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation and other accrued benefits, if any, earned up to the date of the Executive's death; PROVIDED THAT, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated there under or any other separate written agreement entered into between the Executive and the Company, the terms and conditions of such plan,

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policy or agreement  shall control in the event of any  discrepancy  or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of the Executive.

     4.2 Termination for Cause. At any time during the Employment Term, the Company shall have the right, exercisable by serving notice effective in accordance with its terms, to terminate the Executive's employment under this Agreement and discharge the Executive for Cause. If such right is exercised, the Company's obligation to the Executive shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date specified in the Company's notice of termination (which date shall not be retroactive). As used in this SECTION 4.2 and elsewhere in this Agreement, the term "CAUSE" shall mean that a majority of the Board shall have determined that (a) the Executive has willfully and persistently failed or refused to follow the reasonable policies and directives established by the Board and such failure or refusal continues for ten (10) days after notice from the Company, (b) the Executive has wrongfully misappropriated money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (c) the Executive has been convicted of any felony or other serious crime, or (d) the Executive's employment performance has been substantially impaired by chronic alcoholism or drug addiction.

     4.3 Termination upon Disability. If during the Employment Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, so that the Executive is unable to substantially perform his services hereunder for a period of six consecutive months, the Company may at any time after the last day of the six consecutive months of disability, by written notice to the Executive, terminate the Executive's employment hereunder. If such right is exercised, the Company shall continue to pay to the Executive at each pay period the amount of Annual Salary in effect at the date of termination of his employment for the remainder of the Employment Term.

     4.4 Voluntary Termination. At any time before the Employment Term expires, the Executive shall have the right, exercisable by serving notice effective in accordance with its terms, to resign and terminate the Executive's employment under this Agreement. If such right is exercised, the Company's obligation to the Executive shall be limited to the payment of any unpaid Annual Salary, if any, accrued up to the effective date specified in the Executive's letter of resignation (which date shall not be retroactive). Any Additional Compensation earned by the Executive shall be payable under the terms of the Company's benefit plans or restricted share agreement pursuant to which such Additional Compensation was issued.

     4.5 Termination of this Agreement by the Company. At anytime before the Employment Agreement expired, the Company shall have the option to buy out this Agreement, to terminate the Executive's employment with this Agreement. If such right of option is exercised, the Company is responsible to make the full payment of the unpaid total amount from the effective date of termination to the "EXPIRATION DATE" specified in this Agreement.

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                                OTHER PROVISIONS

     4.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

       If to the Company, to:     The Board of Directors
                                  Motorsports Emporium, Inc.
                                  7525 E. Williams Drive, Suite B
                                  Scottsdale, AZ 85255

       Represented By:            Mr. Peter Chin/Director

       If to the Executive, to:   Mr. Kenneth Yeung
                                  920 Looking Glass Drive,
                                  Diamond Bar, CA 91765

     Either party may change its address for notice hereunder by notice to the other party.

     4.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements, written or oral, with respect thereto; PROVIDED THAT nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

     4.8 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     4.9 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to principles governing choice or conflicts of law.

     4.10 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to any of its subsidiaries or affiliates without the Executive's consent provided such assignment does not diminish any of the Executive's benefits or rights, or increase in any material respect any of the Executive's obligations, hereunder.

     4.11  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.12 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        Motorsports Emporium Inc.

                                        A Nevada corporation


                                        By: /s/ Peter Chin
                                           -----------------------------

                                        Name:  Peter Chin

                                        Title: Director

                                        Date:  May 31, 2007

                                        EXECUTIVE:

                                         /s/ Kenneth Yeung
                                        --------------------------------
                                        Kenneth Yeung

                                        Date: May 31, 2007

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